March 31, 2024 Discussion Materials Project Everest Exhibit (C)(7)

Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Everest Group Holdings Inc. (“Everest”) in connection with its evaluation of a proposed transaction involving Everest and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Everest and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Everest. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Everest or any other entity, or concerning the solvency or fair value of Everest or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Everest as to the future financial performance of Everest, and at your direction Centerview has relied upon such forecasts, as provided by Everest’s management, with respect to Everest. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Everest. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Everest (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Everest or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

Observations On Sierra DCF Approach Source:Sierra Proposal dated 3/30 and Everest Management Plan. Note:DCF as provided by Sierra. Sierra DCF Approach Observations UFCF terminal multiple is of limited comparability Terminal value implies ~6x normalized EBITDA Derivation of exit multiple unclear Complexity in estimating cash flows for public investors Exit multiple implies a 1.5% PGR Terminal year normalization (ex. Olympics) does not account for the Company’s expectation to renew the contract Unclear treatment of Everest’s tax assets (e.g., D&A tax shield, TRA benefit, NOL balance) Assumes Everest operates as a C-corp No visibility on Kilimanjaro valuation assumptions A B C D A B C D E E E F F

Distribution Of Trading Volume By Deciles Trading Volume Since IPO(1) 93.2 81.8 149.5 247.3 233.7 266.4 107.7 Shares Traded (mm) Trading Volume LTM Shares Traded (mm) Source:FactSet as of March 28, 2024. Note:Reflects trading of Class A common shares only. (1)Reflects since April 29, 2021. 37.6 171.9 51.5 32.5 35.6 166.5 179.7 216.8 83.9 – – 1% of volume has been below $18.00 since IPO (13.7mm shares) 1% of volume has been below $18.00 in the LTM period (10.8mm shares)